Exhibit 99.1


  Merrill Lynch Reports Third Quarter 2007 Net Loss from Continuing
                Operations of $2.85 Per Diluted Share

  Record Net Revenues from Global Private Client, Equity Markets and
         Investment Banking for the First Nine Months of 2007


    NEW YORK--(BUSINESS WIRE)--October 24, 2007--Merrill Lynch (NYSE:
MER) today reported a net loss from continuing operations for the third quarter of $2.3 billion, or $2.85 per diluted share, significantly below net earnings of $2.22 per diluted share for the second quarter of 2007 and $3.14 for the third quarter of 2006. Third quarter 2006 net earnings per diluted share, excluding the impact of the one-time, after-tax net benefit of $1.1 billion ($1.8 billion pre-tax) related to the merger of Merrill Lynch Investment Managers
(MLIM) and BlackRock (NYSE: BLK), were $1.97. Third quarter 2007 results reflect significant net write-downs and losses attributable to Merrill Lynch's Fixed Income, Currencies & Commodities (FICC) business, including write-downs of $7.9 billion across CDOs and U.S. sub-prime mortgages, which are significantly greater than the incremental $4.5 billion write-down Merrill Lynch disclosed at the time of its earnings pre-release. These write-downs and losses were partially offset by strong revenues in Global Wealth Management (GWM), Equity Markets, and Investment Banking, particularly in regions outside of the U.S. The results described above and herein, exclude Merrill Lynch Insurance Group (MLIG) which is reported under discontinued operations.

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    Third quarter 2007 total net revenues of $577 million decreased
94% from $9.8 billion in the prior-year period and were down 94% from $9.7 billion in the second quarter of 2007. Merrill Lynch's third quarter 2007 pre-tax net loss was $3.5 billion. At the end of the third quarter, book value per share was $39.75, down slightly from the end of the third quarter of 2006.

    "Mortgage and leveraged finance-related write-downs in our FICC business depressed our financial performance for the quarter. In light of difficult credit markets and additional analysis by management during our quarter-end closing process, we re-examined our remaining CDO positions with more conservative assumptions. The result is a larger write-down of these assets than initially anticipated," said Stan O'Neal, chairman and chief executive officer. "We expect market conditions for sub-prime mortgage-related assets to continue to be uncertain and we are working to resolve the remaining impact from our positions," Mr. O'Neal continued. "Away from the mortgage-related areas, we continue to believe that secular trends in the global economy are favorable and that our businesses can perform well, as they have all year."

    Net revenues for the first nine months of 2007 were $20.0 billion, down 23% from $25.8 billion in the comparable 2006 period. Net earnings per diluted share of $1.94 were down 62% from $5.12 in the prior-year period, and net earnings of $2.0 billion were down 61%. Results for the first nine months of 2006 included $1.2 billion of one-time, after-tax compensation expenses ($1.8 billion pre-tax) related to the adoption of Statement of Financial Accounting Standards No. 123R ("one-time compensation expenses") incurred in the first quarter of 2006, as well as the net benefit associated with the MLIM merger. Excluding these one-time items, net revenues for the first nine months of 2007 were down 16%, net earnings per diluted share were down 63% and net earnings were down 62% from the prior-year period. The pre-tax profit margin for the first nine months was 12.8%, down
14.2 percentage points from the comparable 2006 period, or down 16.3 percentage points excluding the one-time items. The annualized return on average common equity was 6.5%, down 13.0 percentage points from the first nine months of 2006, or down 13.4 percentage points excluding the one-time items.


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    Business Segment Review:

    In the first quarter of 2006, Merrill Lynch recorded the one-time compensation expenses (pre-tax) in the business segments as follows:
$1.4 billion to Global Markets and Investment Banking, $281 million to Global Wealth Management and $109 million to Merrill Lynch Investment Managers (which ceased to exist as a business segment upon its merger with BlackRock). The one-time net benefit associated with the MLIM merger was recorded in the Corporate Segment. Comparisons to results from the third quarter and first nine months of 2006 in the following discussion of business segment results exclude the impact of these one-time items. A reconciliation of these segment results appears on Attachment V to this release.

    Global Markets and Investment Banking (GMI)

    GMI recorded negative net revenues and a pre-tax loss for the third quarter of 2007 of $3.0 billion and $4.4 billion, respectively, as strong net revenues from Equity Markets and Investment Banking were more than offset by the net losses in FICC. GMI's third quarter net revenues also included a net benefit of approximately $600 million due to the impact of the widening of Merrill Lynch's credit spreads on the carrying value of certain long-term debt liabilities.



    -- Third quarter and year-to-date 2007 net revenues from GMI's three major business lines were as follows:

            FICC net revenues were negative $5.6 billion for the quarter, impacted primarily by losses across CDOs and U.S. sub-prime mortgages. These positions consist of CDO trading positions and warehouses, as well as U.S.
            sub-prime mortgage related whole loans, warehouse lending, residual positions and residential mortgage backed securities. See below for details.


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                             Net Exposures at Period End:    Percent
                           --------------------------------
($ billions)                Sept. 28, 2007   June 29, 2007  Inc / Dec
                           ---------------- --------------- ---------

Total ABS CDO-related
 exposures                            $15.2           $32.1      (53)%
Total U.S. sub-prime
 mortgage-related
 exposures                              5.7             8.8      (35)

                                            Net Write-downs
                                             For the Three
                           Net Exposures at  Months Ended
                            Sept. 28, 2007  Sept. 28, 2007
                           ---------------- ---------------
AAA-rated super senior
 exposures:
  High-grade                           $8.3          ($1.9)
  Mezzanine                             5.3           (3.1)
  CDO-squared                           0.6           (0.8)
                           ---------------- ---------------
  Total ABS CDO super
   senior exposures                    14.2           (5.8)
Other retained and
 warehouse exposures                    1.0           (1.1)
                           ---------------- ---------------
  Total ABS CDO-related
   exposures                          $15.2          ($6.9)
Total U.S. sub-prime
 mortgage-related
 exposures                              5.7           (1.0)
                                            ---------------
Total Net Write-downs                                ($7.9)





            Third quarter write-downs of $7.9 billion across CDOs and U.S. sub-prime mortgages are significantly greater than the incremental $4.5 billion write-downs Merrill Lynch disclosed at the time of its earnings pre-release. This is due to additional analysis and price verification completed as part of the quarter-end closing process, including the use of more conservative loss assumptions in valuing the underlying collateral.


            FICC net revenues were also impacted by write-downs of $967 million on a gross basis, and $463 million net of related fees, related to all corporate and financial sponsor, non-investment grade lending commitments, regardless of the expected timing of funding or closing. These commitments totaled approximately $31 billion at the end of the third quarter of 2007, a net reduction of 42% from $53 billion at the end of the second quarter. The net losses related to these commitments were limited through aggressive and effective risk management, including disciplined and selective underwriting and exposure reductions through syndication, sales and transaction restructurings.

            Other FICC businesses reported strong results with record net revenues in interest rates and currencies and solid results in commodities and commercial real estate.

            For the first nine months of 2007, FICC net revenues were negative $153 million as strength in interest rate products, currencies and commercial real estate was more than offset by declines in credit products and the structured finance and investments business.


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

        -- Equity Markets net revenues increased 4% from the prior-year quarter to $1.6 billion, driven by substantial growth in client volumes. Revenues from cash trading, equity-linked trading, and financing and services were significantly higher compared to the prior-year period, while revenues declined in the Strategic Risk Group and the private equity business. Excluding the private equity business, net revenues for the remaining Equity Markets businesses increased 40% from the 2006 third quarter. For the first nine months of 2007, Equity Markets net revenues were a record $6.1 billion, up 23% from the prior-year period, driven by strength in cash equities, equity-linked and the financing and services businesses.

        -- Investment Banking generated record net revenues for a fiscal third quarter, up 23% from the prior-year period to $1.0 billion. Revenues were driven by growth in both merger and acquisition advisory services and equity origination, partially offset by declines in debt origination. Investment Banking net revenues for the first nine months of 2007 were a record $3.8 billion, up 38% from the 2006 period, reflecting the momentum in Merrill Lynch's global origination franchise. Compared with the first nine months of 2006, significant increases in acquisition advisory services, equity and debt origination, more than offset a decline in leveraged finance origination revenues.

    -- The third quarter 2007 pre-tax net loss for GMI was $4.4 billion compared with $1.5 billion of pre-tax earnings in the prior-year period.

    -- GMI's net revenues for the first nine months of 2007 were $9.7 billion, down 28% from the record prior-year period.
        Pre-tax earnings were $6 million, down from $4.5 billion in the prior-year period.


    Global Wealth Management (GWM)

    GWM generated robust net revenues and pre-tax earnings for the third quarter and for the first nine months of 2007, driven by strong results in Global Private Client (GPC), as well as by a solid contribution from Global Investment Management (GIM), which includes earnings from Merrill Lynch's investment in BlackRock.



    -- GWM's third quarter 2007 net revenues were $3.5 billion, up 29% from the third quarter of 2006:

        -- GPC's net revenues increased 23% to $3.3 billion from the prior-year period, driven by year-over-year increases in every major revenue category, including record fee-based revenues, which reflected higher asset values and continued strength in flows into annuitized-revenue products, as well as sizeable increases in transaction and origination revenues, which included a few particularly large deals, and net interest revenues. For the first nine months of 2007, GPC's net revenues increased 16% over the prior-year period to a record $9.6 billion, also driven by every major revenue category.


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        --  GIM's net revenues increased 210% year-over-year to $270 million, due primarily to revenues from Merrill Lynch's investment in BlackRock, which began to contribute to revenues during the 2006 fourth quarter, as well as increases in revenues from Merrill Lynch's ownership positions in other investment management companies and the business that creates alternative investment products for GPC clients. GIM's net revenues for the first nine months of 2007 were $836 million, up 153% from the comparable period.

    -- GWM's third quarter 2007 pre-tax earnings were $953 million, up 70% from the third quarter of 2006. The pre-tax profit margin was 26.9%, up from 20.4% in the prior-year period, driven by strong revenue growth in GPC, continued discipline in managing the business with a focus on operating leverage, and the impact of the investment in BlackRock.

    -- For the first nine months of 2007, GWM's net revenues increased 21%, to a record $10.4 billion, driven by both GPC and GIM. Pre-tax earnings increased 46% to $2.7 billion, demonstrating the continued operating leverage in this business, despite continuing investment in GWM's leading product offerings, technology platform, and training initiatives. GWM's year-to-date pre-tax profit margin was 26.1%, up 4.5 percentage points from 21.6% in the comparable prior-year period.

    -- Turnover among Financial Advisors (FAs) remained near historical lows, particularly among top-producing FAs. FA headcount reached 16,610 at quarter-end, an increase of 410 FAs for the quarter, reflecting the continuing trend of favorable net recruiting from competitors and the addition of graduates from our training programs.

    -- Client assets in products that generate annuitized revenues ended the quarter at $691 billion, up 20% from the third quarter of 2006, and total client assets in GWM accounts were a record $1.8 trillion, up 14%. Net inflows of client assets into annuitized-revenue products were $10 billion for the third quarter, and total net new money was $26 billion, the highest quarterly level in over six years. For the first nine months of 2007 net inflows of client assets into annuitized-revenue products were $38 billion, and total net new money was $51 billion.

    -- On September 21, 2007 Merrill Lynch closed its acquisition of First Republic Bank, which further bolsters Merrill Lynch's private client organization by growing its private banking franchise, broadening high net worth client relationships and deepening GPC's management expertise. First Republic provides personalized, relationship-based banking services, including private banking, private business banking, real estate lending, trust, brokerage and investment management.

    -- On August 13, 2007 Merrill Lynch announced the divestiture of its insurance business MLIG, as part of a broader strategic relationship with AEGON, NV. The transaction is expected to close in the fourth quarter of 2007, and GPC's results have been restated to exclude the results of MLIG.


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

    Merrill Lynch Investment Managers (MLIM)

    On September 29, 2006, Merrill Lynch merged MLIM with BlackRock in exchange for a total of 65 million common and preferred shares representing an economic interest of approximately half of the combined BlackRock. Following the merger, the MLIM business segment ceased to exist, and under the equity method of accounting, an estimate of the net earnings associated with Merrill Lynch's ownership position in BlackRock is recorded in the GIM portion of the GWM segment. For the third quarter of 2006, MLIM's net revenues were $700 million, and its pre-tax earnings were $284 million. For the first nine months of 2006, MLIM's net revenues were $1.9 billion, and its pre-tax earnings were $746 million.

    Additional Items:

    Compensation Expenses

    Compensation and benefits expenses were $2.0 billion for the third quarter of 2007 compared with $3.9 billion in the third quarter of 2006. Compensation and benefits expenses were $11.6 billion, or 58.1% of net revenues for the first nine months of 2007, up from 49.2% in the comparable prior-year period, excluding the one-time compensation expenses and the one-time MLIM benefit.

    Merrill Lynch remains focused on paying its best performing employees competitively. In the same vein, it may be necessary to accrue compensation expense at a higher level in the fourth quarter to ensure it can appropriately reward employees whose performance will drive future growth.

    Non-compensation Expenses

    Overall, non-compensation expenses were $2.1 billion for the third quarter of 2007, up 14% from the prior year period.

    Details of the significant changes in non-compensation expenses from the third quarter of 2006 are as follows:

    -- Brokerage, clearing, and exchange fees were $365 million, up 31% due primarily to higher transaction volumes.

    -- Occupancy costs and related depreciation were $297 million, up 15% due principally to higher office rental expenses and office space added via acquisitions.

    -- Advertising and market development costs were $182 million, an increase of 12% due to increased costs associated with increased business activity.

    -- Expenses of consolidated investments totaled $68 million, down from $142 million primarily due to the deconsolidation of certain MLIM investments in connection with the merger.


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    --  Other expenses were $341 million, an increase of 71% due primarily to the write-off of approximately $100 million of identifiable intangible assets related to First Franklin.

    Income Taxes

    The effective tax rate for the first nine months of 2007 was 23.1%, compared with 27.0% in the prior-year period, or 25.9% excluding the one-time items.

    Capital and Liquidity Management

    Based on current market conditions, Merrill Lynch's liquidity position is strong. Because the markets are unsettled, and market conditions that affect the company's liquidity may become more severe, the company is continuing to closely monitor its liquidity and is pursuing opportunities to preserve and enhance its liquidity and capital position.

    As part of its active management of equity capital, Merrill Lynch repurchased 19.9 million shares of its common stock for $1.5 billion during the third quarter of 2007, largely to offset the 11.6 million shares issued as consideration upon closing the First Republic Bank acquisition.

    Staffing

    Merrill Lynch's full-time employees totaled 64,200 at the end of the third quarter of 2007, a net increase of 2,300 during the quarter, due primarily to the acquisition of First Republic and the impact of seasonal training programs.


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    Stan O'Neal and Jeff Edwards, senior vice president and chief financial officer, will host a conference call today at 10:00 a.m. ET to discuss the company's 2007 third quarter results. The conference call can be accessed via a live audio webcast available through the Investor Relations website at www.ir.ml.com or by dialing (888) 810-0245 (U.S. callers) or (706) 634-0180 (non-U.S. callers).
On-demand replay of the webcast will be available from approximately 1:00 p.m. ET today at the same web address.

    Merrill Lynch is one of the world's leading wealth management, capital markets and advisory companies with offices in 38 countries and territories and total client assets of approximately $1.8 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world's largest publicly traded investment management companies with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.


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    Merrill Lynch may make forward-looking statements, including, for example, statements about management expectations, strategic objectives, growth opportunities, business prospects, investment banking pipelines, anticipated financial results, the impact of off balance sheet arrangements, significant contractual obligations, anticipated results of litigation and regulatory investigations and proceedings, and other similar matters. These forward-looking statements are not statements of historical facts and represent only Merrill Lynch's beliefs regarding future performance, which is inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch's control, which affect the operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, financial market volatility; actions and initiatives taken by current and potential competitors; general economic conditions; the effect of current, pending and future legislation, regulation, and regulatory actions; and the other additional factors described in the Risk Factors section of Merrill Lynch's Annual Report on Form 10-K for the fiscal year ended December 29, 2006 and also disclosed from time to time in its subsequent reports on Form 10-Q and 8-K, which are available on the Merrill Lynch Investor Relations website at www.ir.ml.com and at the SEC's website, www.sec.gov.

    Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Merrill Lynch does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.


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    Merrill Lynch may also, from time to time, disclose financial information on a non-GAAP basis where management believes this information will be valuable to investors in gauging the quality of Merrill Lynch's financial performance and identifying trends.


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